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Exhibit Number 99.1

Investor Contact:	W. Larry Cash Executive Vice President and Chief Financial Officer (615) 373-9600

COMMUNITY HEALTH SYSTEMS COMPLETES
$1.2 BILLION SENIOR SECURED CREDIT FACILITY

BRENTWOOD, Tenn. (July 16, 2002)—Community Health Systems, Inc. (NYSE: CYH) today announced the completion of a $1.2 billion senior secured credit facility. This facility consists of an $850 million term loan that matures in 2010 and a six-year $350 million revolving credit facility. This new credit facility will extend the Company's debt maturities by approximately five years. Additionally, the credit facility has a feature that allows the Company to add up to $200 million of future funded term loans. The proceeds will be used to refinance the Company's existing credit facilities and fund current acquisitions. In connection with this financing and the repayment of the existing credit agreement, the Company will recognize an estimated $5.3 million after tax extraordinary loss on the early extinguishment of debt in the third quarter of 2002.

        Agent bankers for this transaction include JP Morgan Chase Bank as Administrative Agent, Bank of America, N.A. as Syndication Agent and Wachovia First Union as Documentation Agent. JP Morgan Securities, Inc. and Banc of America Securities LLC served as joint arrangers and co-managers for the credit facility.

        Located in the Nashville, Tennessee suburb, Brentwood, Community Health Systems is a leading operator of general acute care hospitals in non-urban communities throughout the country. Through its subsidiaries, the company currently owns, leases or operates 60 hospitals in 21 states. Its hospitals offer a broad range of inpatient medical and surgical services, outpatient treatment and skilled nursing care. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol "CYH."

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COMMUNITY HEALTH SYSTEMS COMPLETES $1.2 BILLION SENIOR SECURED CREDIT FACILITY